Exhibit B

List of Portfolios Covered by the Global Custody Agreement between Schroder
Series Trust and JPMorgan Chase Bank, N.A.

Amended as of January 16, 2018

Schroder Total Return Fixed Income Fund

Schroder Long Duration Investment-Grade Bond Fund

Schroder Emerging Markets Small Cap Fund

Schroder Short Duration Bond Fund

Schroder Core Bond Fund

This Exhibit B supersedes and replaces any previously executed Exhibit B between the parties.

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Schroder Series Trust

By:	/s/ Lisa K. Whittaker
Name:	Lisa K. Whittaker
Title:	VP & Assistant Secretary
Date:	1/03/2018

JPMorgan Chase Bank, N.A.

By:	/s/ Anna Maria Calla Minniti
Name:	Anna Maria Calla Minniti
Title:	Vice President
Date:	1/03/2018